FOR: PROLIANCE INTERNATIONAL, INC.

Contact:
Arlen F. Henock
Chief Financial Officer
(203) 859-3626
FOR IMMEDIATE RELEASE
FD
Investor Contact: Eric Boyriven,
Alexandra Tramont
(212) 850-5600

PROLIANCE INTERNATIONAL, INC. REPORTS 2007 FOURTH QUARTER

AND YEAR-END RESULTS

- Strong improvement in operating income in 2007 fourth quarter -

- Achieves guidance for the fourth quarter and second half of 2007 -

NEW HAVEN, CONNECTICUT, March 31, 2008 – Proliance International, Inc. (AMEX: PLI) today announced results for the fourth quarter and year ended December 31, 2007.

Charles E. Johnson, President and CEO of Proliance stated, “Despite a challenging market environment, Proliance delivered substantially improved operating results in the fourth quarter and second half of 2007, as the benefits of our cost reduction efforts significantly improved our gross margins and reduced our operating expenses. We achieved our previous guidance of profitability on a pre-tax basis before restructuring and debt extinguishment expenses for the second half of 2007. EBITDA before restructuring charges for the same period was over $13 million, an improvement of almost $15 million from year ago levels. We also achieved positive operating income before restructuring charges for the fourth quarter and full year ended December 31, 2007.”

For the fourth quarter of 2007, net sales were $84.3 million compared to $91.9 million in the fourth quarter of 2006. The decline in sales primarily reflects lower sales of air conditioning and heat exchange products in the domestic market mainly attributable to actions taken by the Company to reduce the number of branch locations, as well as continued soft market conditions and customer inventory reduction actions. International sales for the fourth quarter of 2007 increased by $3.1 million, or 13.0%, on a year-over-year basis, primarily due to higher marine sales, the strength in the heavy duty market and the effect of changes in currency exchange rates. Excluding the impact of changes in exchange rates, international sales increased by 3.4%.

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PROLIANCE INTERNATIONAL, INC. REPORTS 2007 FOURTH QUARTER AND YEAR-END RESULTS	Page 2

Despite the decline in net sales, gross margin for the 2007 fourth quarter improved nearly 50% to $17.2 million, or 20.4% of net sales, compared to $11.4 million, or 12.4% of net sales, in the fourth quarter of 2006. This improvement reflects the benefits of the Company’s restructuring and cost reduction programs, which more than offset margin pressure resulting from higher commodity costs, the competitive pricing environment, a shift in the customer sales mix away from branch locations to wholesale customers, and one time adjustments in 2006 which lowered gross margin by $3.8 million.

Selling, general and administrative expenses in the 2007 fourth quarter declined 27.2% to $16.4 million, or 19.5% of net sales, from $22.6 million, or 24.6% of net sales, in the fourth quarter of last year, reflecting the steps the Company has taken to lower administrative spending and a decline in branch expenses resulting from the reduction in branch locations on a year-over-year basis.

Including restructuring charges of $0.9 million, which were primarily related to branch closures, the Company reported an operating loss in the 2007 fourth quarter of $0.2 million, compared with an operating loss of $12.8 million in the same period a year ago, which included restructuring charges of $1.6 million.

For the 2007 fourth quarter, the Company reported a net loss of $4.4 million, or $0.28 per basic and diluted share, compared to a net loss of $15.3 million, or $1.00 per basic and diluted share, for the fourth quarter of 2006.

As previously announced, the Company closed 37 branch locations during the fourth quarter of 2007, and has closed an additional 10 branch locations since the beginning of 2008. These actions are driving selling, general and administrative expenses lower and improving the Company’s overall operating performance. The Company currently operates 36 branch and agency locations, reduced from 94 at the beginning of 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding restructuring charges were $3.1 million and ($9.3) million for the three months ended December 31, 2007 and 2006, respectively. This represents an EBITDA improvement of $12.4 million. For the 2007 full year period, EBITDA excluding restructuring charges and the previously announced arbitration earn-out decision charge incurred in the second quarter of 2007 was $15.2 million, compared to $4.2 million in 2006. For the second half of 2007, EBITDA excluding restructuring charges was $13.4 million, compared to ($1.2) million in 2006. The EBITDA and related measures above constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three, six and twelve months ended December 31, 2007 and 2006. A separate tabular presentation of this information is provided herein, to indicate how the financial measure was determined.

Inventories at December 31, 2007 of $106.8 million were $4.4 million lower than levels at September 30, 2007 of $111.2 million and $12.2 million lower than levels at December 31, 2006, reflecting the Company’s efforts to better manage its inventory levels through additional speed and supply flexibility, along with other ongoing inventory reduction efforts.

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PROLIANCE INTERNATIONAL, INC. REPORTS 2007 FOURTH QUARTER AND YEAR-END RESULTS	Page 3

On February 5, 2008 the Company’s Southaven, Mississippi distribution facility received damage from a series of severe storms and tornadoes. The Southaven facility was leased by Proliance and contained primarily automotive and light truck heat exchange products. Approximately $25 million of heat exchange inventory was damaged and scrapped as a result of this event. The Company’s other product lines and businesses continued to perform without interruption. On February 14, 2008, Proliance began shipping product from a temporary distribution facility in Southaven, Mississippi. Proliance’s insurance policy covers loss of property and business interruption coverage up to $80 million, which the Company believes should provide more than sufficient coverage with respect to the damages arising from this event.

As previously announced, on March 12, 2008, due to the loss of the inventory collateral from the Southaven tornadoes, the Company entered into an amendment to its loan agreement to enable the Company to receive additional funds to operate the business and to rebuild or purchase inventory to fill customer orders. The amendment will require the Company to incur additional interest expense, bank fees and debt extinguishment costs in 2008. On March 26, 2008, the Company and its lender completed the terms of the warrants required to be issued under the amendment and also entered into a third amendment to the credit agreement that finalized the financial covenants for 2008. The Company is filing a report today on Form 8-K with the Securities and Exchange Commission that will describe the warrants issued and the third amendment in greater detail. In addition, the Company’s 2007 Annual Report on Form 10-K will also be filed later today.

As a result of the uncertainty concerning the Company’s ability to satisfy a covenant in its credit agreement to reduce its over advance resulting from the Southaven casualty to zero by May 31, 2008, the Company’s auditors, BDO Seidman, LLP, have included an explanatory paragraph in their audit opinion, which will be included in the Company’s 2007 Annual Report on Form 10-K, concerning the Company’s ability to continue as a going concern. The covenant in question requires the Company to receive, from business operations, insurance proceeds and if necessary through new financing, sufficient funds to repay by May 31, 2008 the over advance caused by the Southaven incident. The Company believes it can meet the requirements under this covenant but there is some risk that it may not be successful, in which case the Company would be required to obtain appropriate waivers from its lender. While the Company has been successful in gaining waivers in the past from its lender, there can be no assurance that the Company will gain such waivers, on acceptable terms or at all, if they are needed in the future.

The Company expects for the full year 2008, excluding one-time costs associated with the damage sustained at the Southaven, Mississippi distribution facility and the additional operating expenses associated with amendments of our credit facility, operating income in the range of $20 million.

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PROLIANCE INTERNATIONAL, INC. REPORTS 2007 FOURTH QUARTER AND YEAR-END RESULTS	Page 4

ABOUT PROLIANCE INTERNATIONAL, INC.

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.’s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen
•	Employing Exceptional People
•	Dedication To World-Class Quality Standards
•	Market Leadership Through Superior Customer Service
•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its lenders and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance’s other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

-TABLES FOLLOW-

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006	2007	2006
Net sales	$84,257	$91,915	$199,590	$212,649	$393,942	$416,095
Cost of sales	67,106	80,473	155,221	170,800	310,963	324,262
Gross margin	17,151	11,442	44,369	41,849	82,979	91,833
Selling, general and administrative expenses	16,429	22,580	35,536	46,503	76,031	93,811
Arbitration earn-out decision	—	—	—	—	3,174	—
Restructuring charges	925	1,638	2,789	2,475	4,117	3,129
Operating (loss) income	(203)	(12,776)	6,044	(7,129)	(343)	(5,107)
Interest expense	3,679	2,650	8,235	6,284	13,838	11,228
Debt extinguishment costs	—	—	891	—	891	—
Loss before taxes	(3,882)	(15,426)	(3,082)	(13,413)	(15,072)	(16,335)
Income tax provision (benefit)	485	(129)	1,156	625	1,732	1,720
Net loss	$(4,367)	$(15,297)	$(4,238)	$(14,038)	$(16,804)	$(18,055)

Basic loss per common share	$(0.28)	$(1.00)	$(0.28)	$(0.92)	$(1.18)	$(1.19)
Diluted loss per common share	$(0.28)	$(1.00)	$(0.28)	$(0.92)	$(1.18)	$(1.19)
Weighted average common shares
– Basic	15,668	15,250	15,470	15,252	15,368	15,254
– Diluted	15,668	15,250	15,470	15,252	15,368	15,254

Table 1 of 4

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)

Cash and cash equivalents	$476	$3,135
Accounts receivable, net	60,153	58,209
Inventories, net	106,756	118,912
Other current assets	7,645	7,498
Net property, plant and equipment	21,164	23,876
Other assets	12,699	12,732
Total assets	$208,893	$224,362
Accounts payable	$48,412	$58,114
Accrued liabilities	24,649	28,355
Total debt	67,453	55,202
Other long-term liabilities	5,353	8,218
Stockholders’ equity	63,026	74,473
Total liabilities and stockholders’ equity	$208,893	$224,362

Table 2 of 4

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
SEGMENT DATA
Net sales:
Domestic	$56,993	$67,786	$286,665	$321,256
International	27,264	24,129	107,277	94,839
Total net sales	$84,257	$91,915	$393,942	$416,095
Operating income (loss):
Domestic	$1,617	$(7,873)	$12,149	$4,908
Restructuring charges	(1,164)	(1,386)	(3,891)	(2,235)
Domestic total	453	(9,259)	8,258	2,673
International	1,001	(597)	3,690	3,744
Restructuring charges	239	(252)	(226)	(894)
International total	1,240	(849)	3,464	2,850
Corporate expenses	(1,896)	(2,668)	(8,891)	(10,630)
Arbitration earn-out decision	—	—	(3,174)	—
Total operating income (loss)	$(203)	$(12,776)	$(343)	$(5,107)
CAPITAL EXPENDITURES, Net	$1,276	$3,765	$2,280 (a)	$7,453

(a) Includes proceeds of $0.8 million from sale of a facility.

Table 3 of 4

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

NON-GAAP FINANCIAL MEASURES –

EBITDA AND EBITDA BEFORE

RESTRUCTURING AND

ARBITRATION DECISION CHARGES

	Three Months Ended December 31,		Six Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006	2007	2006
Operating income (loss)	$(203)	$(12,776)	$6,044	$(7,129)	$(343)	$(5,107)
Depreciation and amortization(a)	2,403	1,832	4,600	3,471	8,260	6,143
EBITDA(b)	2,200	(10,944)	10,644	(3,658)	7,917	1,036
Restructuring charges	925	1,638	2,789	2,475	4,117	3,129
Arbitration earn-out decision	—	—	—	—	3,174	—
EBITDA before restructuring and arbitration decision charges(b)	$3,125	$(9,306)	$13,433	$(1,183)	$15,208	$4,165

(a) Depreciation and amortization does not include amortization of deferred debt costs that are classified as interest expense.

(b) Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA less restructuring charges and the arbitration earn-out decision charge each constitute a “non-GAAP financial measure” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three, six and twelve months ended December 31, 2007 and 2006.

Table 4 of 4

END